EXECUTIVE EMPLOYMENT AGREEMENT

Executive: Philip Edward Davy

This Executive Employment Agreement ("Agreement") is made and entered into as of October 2, 2009, by Two Eleven Distribution, L.L.C., limited liability company ("Company") and Philip Edward Davy, a natural person (the "Executive"). The Company and the Executive may also hereinafter be referred to individually as a "party" and collectively as the "parties."

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties agree as follows:

Section 1. Term of Employment. (a)(i) Initial Employment Period. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive as the Manager of the Company, and the Executive hereby accepts employment with the Company as its Manager (as that position is defined in applicable laws and the Company's current operating agreement). The Executive shall perform in a good faith, diligent and professional manner the services set forth in Section 1(b) below ("Services").

The term of the employment relationship created by this Agreement shall commence at 12:01 a.m., local Los Angeles, California time, on October 19, 2009, and shall end at 11:59 p.m., local Los Angeles, California time, on October 19, 2010 (the "Employment Period" or "term hereof"). The Executive is an "exempt employee" under the Fair Labor Standards Act and is not eligible for over-time compensation.

Note: there is a mandatory pay and incentive review after 6 months into this contract therefore terms of this agreement can be modified at this 6 month review.

(ii) Schedule. During the Employment Period, and any extension thereof, and excepting any periods of vacation or personal or otherwise authorized leave, the Executive will devote at least 40 (forty) hours per work week, Monday through Friday, ("Average Weekly Hours") to the performance of the Services in accordance with a mutually acceptable written schedule to be attached as Exhibit One hereto ("Schedule"). The Executive shall work Saturdays and Sundays and travel on Company business as reasonably required by the Services. The parties shall adjust the Schedule as required by the best interests of the Company and, to the extent allowed by the best interests of the Company (as determined by the Company Board of Directors ("BOD") in its sole but commercially reasonable discretion, as required by the mutual convenience of the parties. The intent of the parties is that the Average Weekly Hours (as calculated on a calendar yearly basis) is a guideline rather than a requirement for the minimum number of hours that must be devoted to the Services for each workweek of the term hereof.

(iii) Start Date. The effective date of the Executive's employment as Manager under this Agreement shall be October 19, 2009 ("Start Date").

(b) Duties. (i) The Services shall consist of: directly manage and supervise all of the day-to-day operations of the Company; develop, modify and guide the implementation of the Company's business plan, business development plan and marketing and sales plan; supervise the other managers and officers (if those positions are held by an other person) in the Californian office; implement the budget of the Company which has been pre-approved by Company Board of Managers; hire and fire all senior officers with the prior advice and consent of the Company Board of Managers (as defined in the Company's current Operating Agreement) ("BOM") and in accordance with Company policies and practices; serve as liaison for the Company in any negotiations concerning a significant corporate transaction or strategic business relationship; represent the Company before governmental authorities and funding and financial sources; report to the

BOM each fiscal quarter, in writing or person or both (as determined by the BOM), about the business and financial performance of the Company; and perform such other duties that are assigned to the Executive by the BOM, are commensurate with Executive's skills and experience and are usual and customary to the duties of a Manager of a company similar to the Company. Until and unless the BOM appoints a president of the Company, the Executive shall be the senior operations executive of the Company. The BOM shall be entitled to appoint a president of the Company, which president shall be the senior operations executive of the Company and shall supervise the Executive as well as determine which of the Services will be performed by the Executive. Said appointment of a president shall not constitute a breach of this Agreement

(c) Extension of the Employment Period. The parties may extend the Employment Period of this Agreement by a duly signed written amendment to this Agreement; provided, that each such amendment must be approved by the BOM, must be signed by all of the parties, and may not extend the Employment Period for more than one (1) year. Neither this Agreement nor any of its provisions shall constitute a guarantee of employment or continued employment by the Company.

(d) Termination of all Prior Employment Agreement. Executive hereby knowingly, intentionally and voluntarily terminates any and all prior employment agreements, whether in writing or oral, between the Company and the Executive. Executive agrees and understands that this Agreement sets forth all of the terms and conditions of his employment by the Company and that all rights, benefits and claims under any prior employment agreement, whether written or oral, are expressly waived and terminated by the Executive upon the signing of this Agreement.

(e) Supervision. The Executive shall report to, and is supervised and directed by, the BOM. The Executive agrees to abide by applicable Company policies

and directives as they exist from time to time and to faithfully perform all BOM directives that are consistent with this Agreement or otherwise reasonable and in the best interests of the Company.

(f) Location. The Executive shall render the Services in from the Californian office or within one hundred forty (140) miles of the city limits of Los Angeles, California. The Company reserves the right to make a temporary reassignment of the location of the Executive for the performance of Services and to do so for a period not to exceed sixty (60) days in any calendar year during the term hereof, which relocation shall not constitute a breach of this Agreement.

(g) Limitations on Outside Activities. Nothing in this Agreement shall preclude the Executive from devoting reasonable time and attention to (i) serving, with the prior written approval of the BOM, which shall not be unreasonably withheld, as a director, trustee or member of any committee of any other company or organization, (ii) engaging in charitable and community activities and (iii) managing his personal investments and financial and business affairs; provided that such activities do not involve any material conflict of interest with the interests of the Company or, individually or collectively, interfere materially with the performance by the Executive of the Services. Notwithstanding the foregoing and except as expressly provided herein, during the Employment Period, the Executive may not accept employment or engagement with any other individual or entity, or engage in any capacity with another company or venture, which directly competes against the primary business lines of the Company (as described in Exhibit Two hereto) in the same geographical market or markets.

Section 2. Base Salary. (a) In consideration of good faith, diligent and professional performance of the Services, the Company will pay to the Executive a gross base salary of One Hundred and Thirty Thousand American dollars ($ 130 000.00) per annum ("Base Salary"). The Base Salary will be paid in accordance with the Company's then-current standard payroll schedule which

will be twice a month, less and all applicable federal, state and local taxes and other payroll withholdings and deductions -- as required by applicable laws or rules or as authorized or directed by the Executive. As long as the Executive is employed hereunder, the BOM or its authorized committee will conduct a job performance and Base Salary review within 30 days after the end of each annual anniversary of the Start Date. Based on said review, the BOM shall determine in its sole discretion, based on the results of such review as well as the financial condition of the Company, whether to increase the Base Salary for the remaining term of the Employment Period. No deduction shall be made in the Base Salary without amendment of this Agreement.

(b) Reserved

(c) Sign-on Bonus. The Executive will be paid a sign-on bonus within one month of signing this agreement to the value of eighteen thousand American dollars (US$ 18 000.00). This is a once-off payment.

(d) Bonus. The Executive will participate in any bonus program adopted by the Company for senior officers in accordance with the applicable bonus plan terms as they exist from time to time, or such other bonus or incentive compensation plan or arrangement that is made available to full-time executive officers of the Company.

(e) Benefits. Executive shall be entitled to participate in any fringe benefit programs, including health insurance, dental insurance, vision insurance, life insurance, accident insurance and short and long term disability insurance, as well as any similar insurance programs offered by the Company to individuals employed by the Company as executives or in otherwise similar positions only after three months from commencement of this agreement.

(f) Leave. Executive shall be entitled to twenty one working (21) days of paid

vacation each calendar year (during which time his compensation shall continue to be paid in full) with such leave being prorated based on remaining days during any partial calendar year during the term hereof. Executive shall also be entitled to five (5) days of sick leave per calendar year, during which time his compensation shall continue to be paid in full. There shall be no carry-over of earned but unused leave of any kind from one calendar year to the next during the term hereof.

(g) Equity Option, Savings or Retirement Plans. Executive shall be entitled to participate in any pension, profit sharing, deferred compensation plans, bonuses, stock or equity option or other incentive compensation plans as are offered by the Company to individuals employed by the Company as full-time executive or in otherwise similar positions. This plan will be adopted within six months (6) of commencement of employment of the Executive.

(h) Expenses. The Company shall reimburse Executive for the reasonable business expenses, subject to the Company's written, published expense policy which falls within the planned aforementioned pre-approved budget, that are incurred in and necessary to the performance of the Services and that are approved by the BOM or its authorized officer or agent to be eligible for payment or reimbursement by the Company.

(i) Technology. The Company shall provide a laptop computer and a cellular phone to the Executive for his use during the Employment Period. These shall remain the property of the Company, and shall be returned to the Company upon the termination or expiration of the Executive's employment. The Company shall pay for the business usage charges and the maintenance and insurance of said cellular phone and for the maintenance, repair and insurance for said laptop.

Section 3. Termination. The employment of Executive by Company and the Employment Period shall terminate upon the occurrence of any of the following

events or conditions:

(a) Expiration. Immediately upon the expiration of the Employment Period set forth in Section 1 above, or any extension of the Employment Period.

(b) Death. Immediately upon the death of Executive.

(c) Disability. Immediately upon the Disability of Executive. As used herein, the term "Disability" shall mean either (i) the Executive's inability, by reason of physical or mental incapacity or impairment, to perform his duties and responsibilities under this Agreement for a period of more than 60 consecutive days, or for more than 120 days, whether or not consecutive, within the preceding 365-day period, or (ii) the receipt by the Executive of disability benefits for permanent and total disability under any long-term disability income policy held by or on behalf of the Executive.

(d) (i) By the Company for Cause. Immediately upon provision of written notice to the Executive by the Company that his employment is being terminated for "Cause," as defined below. "Cause" for termination means:

(A) Executive's willful and intentional refusal to perform the Services or observe Company policies; provided, that, the Executive is provided with a written notice specifying the conduct that breaches this Section 3(d)(i)(A) and is allowed ten days after the receipt date of said notice to remedy such breach (as determined by the BOM in its sole but reasonable discretion); provided, however, that the Executive may not remediate any violation under this Section 3(d)(i)(A) if he has committed two or more acts of insubordination during any 90 day period; or

(B) Conviction of the Executive of, or plea of nolo contendere by the Executive to a charge of, a felony or a misdemeanor evincing moral turpitude and the right of appeal has expired; or

(C) Any intentional breach of this Agreement by the Executive or any intentional violation of any published Company policy by the Executive, which breach or violation is not remedied by the Executive within fifteen (15) days after receipt date of a written demand to remedy from the Company (as determined by the BOM in its sole but reasonable discretion); provided, however, that any violation of the Company written, published sexual harassment policy by the Executive will require the suspension of the Executive with pay until the matter is fully investigated by the Company and said violation shall not be subject to the aforesaid remediation by the Executive; or

(D) Any intentional breach of the Company's Intellectual Property Rights Agreement by the Executive; or

(E) Gross misconduct or gross negligence by the Executive that adversely, significantly impacts the public business reputation of the Company, especially if the Executive were to remain employed by the Company; or

(E) Issuance of any final order by the U.S. Securities and Exchange Commission or "SEC" or a state securities law regulatory agency or commission against the Executive and said order bars the Executive from serving as an officer or director of a public company; or

(F) the Company files for Chapter 7 protection from creditors and the bankruptcy petition is not withdrawn or dismissed within sixty days after the filing date, or a creditor of the Company files an involuntary bankruptcy petition for the Company and said petition is not withdrawn or dismissed within sixty days after the filing date; or

(G) Executive intentionally refuses to follow a lawful, commercially reasonable directive of the BOM, such directive is within the scope of the Services and

necessary to protect the best interests of the Company, and said insubordination is unreasonable; or

(H) Executive intentionally breaches any other agreement with the Company and said breach is not remedied within any specified remedial period.

(ii) Termination of the Executive for Cause shall be communicated by a written notice of termination ("Notice of Termination"), which shall consist of a written notice from a duly authorized officer of the Company stating that the Executive (in the good faith determination of the BOD) was guilty of conduct constituting Cause and failed to cure such conduct within any applicable time or grace period. For purposes of this Agreement, no such purported termination of the Executive's employment shall be effective without such issuance of a Notice of Termination.

(e) Termination by Company Without Cause. The Company may terminate the Executive without cause (which for purposes of this Agreement, "without cause" means termination of employment and of this Agreement other than in accordance with Sections 3(a), (b), (c) or (d)) by providing the Executive with 30 days' prior written notice of the election to terminate his employment and this Agreement under this Section 3(e) and then paying three months' of the then-current Base Salary of the Executive, which payment shall be made in a lump sum payment due and payable to the Executive within twenty (20) days after the effective date of said termination of employment and this Agreement under this Section 3(e). For purposes of this Section 3(e), the effective date of the termination of employment and this Agreement shall be the business day immediately following the thirtieth day after the receipt date of the written notice contemplated in this Section 3(e) by the Executive.

(f) By Executive for Good Reason. As used herein, the term "Good Reason" means the occurrence of any of the following acts or events, without the prior written consent of the Executive:

(i) assignment to the Executive of duties materially inconsistent with the Services, or any significant diminution in the Executive's duties or responsibilities, other than in connection with the termination of the Executive's employment for Cause, Disability or as a result of the Executive's death or by the Executive other than for Good Reason; provided, however, that the appointment of a president of the Company by the BOM and the resulting changes in the Executive's Services and powers shall not constitute "Good Reason" for purposes of this Section 3(f); or

(ii) the change in the location of the Company's principal executive offices or of the Executive's principal place of employment to a location outside the area set forth in Section 1(f) above; or

(iii) any material breach of this Agreement by the Company, which is continuing and not timely remedied; or

(iv) a "Change in Control," (as defined below) provided that a Change of Control shall only constitute Good Reason if the Executive terminates his employment within six (6) months following the closing date of a Change of Control, which "closing date" shall be determined by reference to the agreement or agreements underlying the transactions constituting a Change of Control. Notwithstanding the foregoing provisions in this Section 3(f), the Executive shall not be deemed to have Good Reason pursuant to Sections 3(f)(i) or (iii) above unless the Executive gives the Company written notice that the specified conduct or event has occurred and the Company fails to cure such conduct or event within thirty (30) days of the receipt of such notice. A "Change of Control" shall be deemed to have occurred when any person or entity, other than Executive or his respective affiliates, associates, or estate, becomes the beneficial owner, directly or indirectly, of the outstanding equity, voting securities of the Company representing 50% or more of the combined voting power of the Company and

said acquired ownership was not approved in advance by the BOM and approved in advance by at least seventy-five percent (75%) of the outstanding voting power of the Company's equity securities entitled to vote thereon.

(g) Effect of Termination and Severance. (i) If the Employment Period is terminated by the Company for Cause, the Company will pay to the Executive his accrued and unpaid Base Salary as well as all accrued but unused vacation leave through the date of such termination. If the Employment Period is terminated by the Executive other than because of death, Disability or for Good Reason, the Company will pay to the Executive his accrued and unpaid Base Salary as well as all accrued but unused vacation leave through the date of such termination. If the Employment Period is terminated upon the Executive's death or Disability, the Company will pay to the Executive's estate or the Executive, as the case may be, a lump sum payment equal to the Executive's Base Salary through the termination date, plus a pro rata portion of the Executive's bonus for the fiscal year in which the termination occurred.

(ii) If the Employment Period is terminated by the Company without Cause or if the Executive terminates for Good Reason, the Company shall pay the Executive that lump sum amount that equals three months Base Salary. Said lump sum payment shall be made within thirty (30) days after the last day of employment of the Executive.

(iii) If the Executive's employment and this Agreement are terminated due to the death or Disability of the Executive, then the Company will pay to the Executive's estate or the Executive, as the case may be, a lump sum payment equivalent to the then current Base Salary and the cost of Executive's health and dental insurance premiums for the preceding fiscal year.

Section 4. Confidential Information. (a) The Executive agrees and acknowledges that he will occupy a position of trust and confidence with respect to the Company's affairs and business and that, in connection with the performance of

the Services, the Executive will be provided access to the Company's confidential and proprietary information and trade secrets ("Company Confidential Information") and confidential and proprietary information of third parties ("Third Party Information").

(b) Confidential Information Defined. (i) The term "Company Confidential Information" shall mean any and all confidential and/or proprietary information of the Company. By way of illustration but not limitation, Company Confidential Information includes: information, data, images, drawings, schematics, documents, agreements and other materials (regardless of form or format) related to proprietary know how, technologies, concepts, computer software, hardware (including hard drives, electronic files and websites), or research concerning the Company products and services or prospective products and services in active research and development by the Company or its agents; business procedures and strategies, marketing plans and strategies, customer or member lists and business histories, or analyses of customer or member information; employee or prospective employee information; any information that is deemed "confidential" or "secret" under any applicable laws or regulations or any agreement to which the Company is a party; financial data of the Company or its customers or employees; and any other information that is not generally known to the public or within the industry in which the Company competes. Executive further agrees and acknowledges that the Company has and in the future will receive Third Party Information, including but not limited to confidential and proprietary information of the Company's customers, vendors and subcontractors, which Third Party Information shall be received by the Company on the condition that it is subject to a duty on the Company's part to maintain the confidentiality of such information and to use it for certain limited purposes and in furtherance of the provider's best interests. Confidential Information and Third Party Information shall not include information that is in the public domain or readily available from public sources and such availability is not the result of any breach of a confidentiality obligation by any party or third party, and shall also not

include any such information that is duly authorized by the owner thereof in writing for public disclosure.

(ii) For purposes of this Agreement, "intellectual property" means any creations of the mind, especially creative works or ideas embodied in a form that can be shared or can enable others to recreate, emulate, or manufacture them (whether such creations can be registered as a patent, trademark, copyright or otherwise in any nation); and "invention" means any (A) original art or process or system (way of doing or making things) or variation thereof or different application thereof, (B) machine, (C) manufacture, (D) design, or (E) composition of matter, or any new and useful improvement of any of the foregoing or any variety of plant or cell or material or element, whether it is or isn't patentable under the patent laws of the United States.

(c) Executive's Obligations. (i) Non-Disclosure. Executive agrees that during Executive's employment with the Company, the term hereof and for two years thereafter, Executive will not use, commercially exploit, disclose, lecture upon, publish or transfer directly or indirectly any Company Confidential Information or Third Party Information other than as authorized by the Company or the third party in question, as the case may be, nor will Executive accept any employment or other professional engagement that likely will result in the use or disclosure, even if inadvertent, of Company Confidential Information or Third Party Information. Executive agrees that he will not use in any way other than in furtherance of the Company's business any Company Confidential Information or use any Third Party Information other than in furtherance of the best interests of the provider of such Third Party Information. Executive will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Executive's work at the Company and/or incorporates any Company Confidential Information or Third Party Information. Executive hereby assigns to the Company any rights Executive may have or acquire in such Confidential Information and recognizes that all

Confidential Information shall be the sole property of the Company and its assigns. Executive agrees that he has no rights to Third Party Information absent a written agreement signed by the Company, Executive and the provider of the Third Party Information.

(ii) Disclosure Prevention. Executive agrees to take all reasonable steps to preserve the confidential and proprietary nature of Company Confidential Information and Third Party Information and to prevent the inadvertent or accidental disclosure of Company Confidential Information and Third Party Information.

(iii) Removal of Materials. Executive agrees that Executive will not remove any Company Confidential Information or Third Party information from the Company's premises or make copies of such materials except for use in the Company's business.

(iv) Return of Materials. Executive agrees not to retain and further agrees to return to the Company any tangible or intangible originals or copies of or summaries of any Company Confidential Information or Third Party Information after termination of Executive's employment, or earlier at the Company's request. Executive further agrees to provide the Company with access to any personal computer equipment and/or devices that Executive has used during the term hereof, so that the Company may verify that all of its Company Confidential Information or Third Party Information has been deleted from this equipment.

(v) Copying. Executive agrees that copying or reproduction or summarizing of Company Confidential Information or Third Party Information shall be done only as needed in furtherance of and for use in the Company's business. Executive further agrees that copies of Company Confidential Information and Third Party Information shall be treated with the same degree of confidentiality as the original information and shall be subject to the same restrictions herein.

(vi) Continuation of Obligations. Executive agrees that the obligations of this Section 4 shall continue for two (2) years after termination or expiration of the Executive's employment. Executive agrees that such restriction is reasonable and necessary to protect the interests of the Company.

(vii) Computer Security. Executive agrees that, during his employment with the Company, he will use computer resources (both on and off of the Company's premises) for which Executive has been granted access and then only to the extent authorized. Executive agrees to comply with the Company's policies and procedures concerning computer security. Executive further acknowledges that Executive will not alter, remove or destroy any Company Confidential Information or Third Party Information stored on any electronic storage devices, including, but not limited to, electronic media stored on servers, local hard drives, lap-tops, "PDAs" or any other similar devices except in accordance with the Company's record retention and destruction policy.

(viii) Email and Internet. Executive understands that the Company maintains an electronic mail and Internet/World Wide Web ("Internet") system, and related facilities, for the purpose of business communications. Executive acknowledges that the Company owns such a system and facilities, and that the Company retains the right to review any and all electronic mail and Internet communications, and to review his use of the Internet, with or without notice, at any time. Executive further acknowledges that he has no right to privacy to any e-mail or Internet communications, or to his use of the Internet. Executive further agrees to comply with the Company's procedures concerning the use of e-mail and the Internet, including compliance with any destruction and/or retention policies for e-mail communications.

(ix) Known Knowledge. Subject to the foregoing obligations, it is understood that Executive is free at all times to use information which is generally known in the

trade or industry (except such information which becomes so because of a breach of this Agreement by Executive) and further that Executive's general knowledge, skill and experience shall not be deemed to be Confidential Information.

Section 5. Assignment of Inventions. (a) Definitions. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights or "moral rights" throughout the world. "Moral rights" refers to any rights to claim authorship of an Invention or to object to or prevent the modification of any invention, or to withdraw from circulation or control the publication or distribution of any invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

(b) Assignment of Inventions. Executive hereby assigns and agrees to assign in the future (when any such inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) all his right, title and interest in and to any and all inventions (and all Proprietary Rights with respect thereto) to the Company, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others, during the period of his or her employment with the Company. Inventions belonging to or assigned to the Company, or to a third party as directed by the Company, are hereinafter referred to as "Company Inventions."

(c) Unassigned Inventions. This Agreement will not be deemed to require assignment of any invention that was (1) is not related to the Company's actual or anticipated business, research or development. Attached as Exhibit Three hereto is a complete list of all inventions that the Executive has conceived, developed or reduced to practice prior to the Start Date of this Agreement, alone

or jointly with others, that are the Executive's sole property or the property of third parties and which are excluded from the scope of this Agreement.

(d) Works for Hire. Executive acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of Executive's employment or in the performance of the Services and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

(e) Enforcement of Proprietary Rights. Executive agrees to assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end Executive agrees to execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. Executive will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. Executive's obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of his employment, but the Company shall compensate Executive at a reasonable rate after Executive's termination for the time actually spent by Executive at the Company's request on such assistance.

Section 6. Restrictive Covenants. (a) Acknowledgements. Executive acknowledges that (i) his services to the Company will be special and unique and that he will occupy a position of trust and confidence with respect to the business affairs of the Company; (ii) that his engagement for the Company will allow him access to the Company's Confidential Information; (iii) that he will have access to the customers and clients of the Company and will be working to develop business relationships for the Company; (iv) that the Company would not have

entered into this Agreement with Executive, or engaged Executive, but for the covenants and agreements contained in Sections 4, 5 and 6 of this Agreement; and (v) that the agreements and covenants contained in this Section 6 and in Sections 4 and 5 of this Agreement are essential to protect the business, good will, and confidential information of the Company.

(b) RESERVED.

(c) Non-Solicitation of Employees. During the Employment Period and for eighteen (18) months thereafter, Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, solicit for employment, hire, or engage, whether on a full-time, part-time, consulting, advising, or any other basis, any persons who were employees or Executives of the Company during the Employment Period.

(d) Non-Solicitation of Customers. During the Employment Period and for eighteen (18) months thereafter, Executive shall not, in competition with the Company, directly or indirectly, on his own behalf or on behalf of any other person or entity, knowingly solicit, accept business from, or conduct business with, any customer or client served by the Company during the Employment Period with which Executive had contact or about which Executive received information or knowledge during the Employment Period. The foregoing restriction shall not apply to the third parties or any successors-in-interest to the third parties set forth in Schedule A hereto, which third parties are business associates or contacts of the Executive prior to his employment. The intent of this subsection (d) is to prevent the Executive from soliciting the customers of the Company in order to induce those customers to cease or decrease doing business with the Company and doing so based on the Executive's knowledge of those customers and access and knowledge of the Company's Confidential Information attained during the term of the Executive's employment hereunder.

(e) The restrictive covenants set forth herein are each to be construed as a separate agreement, independent of any other provisions of this Agreement. Therefore, the Executive agrees that the existence of any claim or cause of action that Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any provision of Sections 4, 5 or 6 of this Agreement against the Executive.

Section 7. Enforcement. Equitable Relief Authorized. Executive acknowledges that in the event of a violation of the provisions of Sections 4, 5 or 6 of this Agreement, Company's business interests will be irreparably injured, the full extent of Company's damages will be impossible to ascertain, monetary damages will not be an adequate remedy for Company, and Company will be entitled to enforce this Agreement to prevent a breach or threatened breach of the Agreement by temporary, preliminary or permanent injunction or other equitable relief without the necessity of proving actual damage and without the necessity of posting bond or security, which Executive expressly waives. Executive also agrees that Company may, in addition to injunctive relief, seek monetary damages for any breach of the provisions contained in this Agreement in addition to equitable relief and that the granting of equitable relief shall not preclude Company from recovering monetary damages.

Section 8. Modification. Company and Executive represent that in entering into this Agreement it is their intent to enter into an agreement that contains reasonable employment and post-employment restrictions and that such restrictions be enforceable under law. In the event that any court or other enforcement authority determines that any provision of this Agreement is overbroad or unenforceable by reason of the geographic scope, scope of prohibited activities, time frame, or any other reason, the parties authorize such court or other enforcement authority to modify the scope of the restriction so that it is enforceable to the greatest extent permissible.

Section 9. Severability. If any provision of the Agreement is held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 10. Notification of New Employer. In the event that Executive leaves the employ of the Company for any reason, Executive agrees to inform any subsequent employer of his rights and obligations under this Agreement. Executive further hereby authorizes the Company to notify his new employer about Executive's rights and obligations under this Agreement, including by delivering a copy of this Agreement, and any written modifications thereto, to any subsequent employer.

Section 11. General Terms. (a) No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with or obligation to a former employer, client or any other person or entity, and Executive agrees to indemnify the Company for any costs and expenses arising out of a claim by any such third party has against the Company based upon or arising out of any non-competition agreement or other restrictive covenant, invention or confidentiality agreement between Executive and such third party which was in existence as of the date of this Agreement and which Executive is alleged to have breached or violated.

Section 12. Indemnification; Insurance Against Liability. Executive will be entitled to such prevailing rights and entitlements to indemnification, defense of claims and insurance against liability as are generally provided to executives of the Company, consistent with Company bylaws, insurance policies and contracts, and applicable law.

Section 13. Governing Law; Interpretation. This Agreement will be governed by the substantive laws of the State of California, without regard to the principles of conflicts of laws. This Agreement will be construed as a whole, according to its fair meaning, and not in favor of or against any party, regardless of which party may have initially drafted certain provisions set forth herein.

Section 14. Choice of Law and Forum: This Agreement shall be construed according to the laws of the United States of America and the State of California, without regard to its conflict of laws provisions. Executive hereby expressly consent to the personal jurisdiction of the state and federal courts for the State of California in any lawsuit filed there against the Executive by the Company arising from or related to this Agreement, including any claims for infringement of the Company's Confidential Information, Company Inventions or "Works for Hire" or any update or revision thereto. Executive agrees that if Executive is not a resident of the State of California, at the time of such action, then Executive hereby irrevocably appoints the Secretary of State of the State of California, as agent for the purpose of accepting service of process in the State of California and the United States. Executive waives trial by jury in any action, proceeding, claim, or counterclaim brought by any party in connection with any matter arising out of or in any way connected with this Agreement, the relationship of Executive to the Company and/or any claim of injury or damage arising in any way between and among the Company and Executive. Provided, however, that Executive agrees that nothing in this Section shall prohibit the Company from initiating legal action in any court which has personal and subject matter jurisdiction over me in the event that it is necessary for the Company to pursue equitable relief against me for a breach of this Agreement.

Section 14. Assignment. This Agreement is personal to Executive and he may not assign it without prior written consent of the Company. The Company may, without Executive's consent, assign the Agreement to any successor entity, including the restrictive covenants of Sections 4, 5 and 6 of this Agreement,

especially to any corporate successor of the Company resulting from the conversion of the Company from a limited liability company to a corporation. Any assignment by the Company of this Agreement to a successor entity shall not require the consent of the Executive or any prior notice of such assignment to the Executive.

Section 15. Notices. Any notice required or permitted hereunder will be in writing and will be deemed to have been duly given if delivered by hand or if sent by certified mail, postage and certification prepaid, to Executive at his residence (as noted in the Company's records), or to the Company's then current principal headquarters' address, or to such other address or addresses as either party may have furnished to the other in writing.

Section 16. Entire Agreement; Amendments. This Agreement and any other exhibits and attachments hereto (which exhibits and attachments are hereby incorporated herein by reference) constitutes the final and complete expression of all of the terms of the understanding and agreement between the parties with respect to the subject matter hereof, and this Agreement replaces and supersedes any and all prior or contemporaneous negotiations, communications, understandings, obligations, commitments, agreements or contracts, whether written or oral, between the parties respecting the subject matter hereof. This Agreement may not be modified, amended, altered or supplemented except by means of the execution and delivery of a written instrument mutually executed by both parties. No action or omission by the Company shall be deemed to be a waiver of any of its rights under this Agreement unless such waiver is set forth in writing and identified as a waiver. Any waiver by the Company of any rights under this Agreement shall not be deemed to be a waiver of any other right.

Section 17. Counterparts. This Agreement may be executed simultaneously in multiple counterparts (not to exceed five), each of which shall be deemed an original and all of which together shall constitute but one and the same

instrument.

Section 18. Survival. The provisions of the various sections of this Agreement, which by their terms call for performance subsequent to the expiration or termination of this Agreement or the Employment Period shall survive such expiration or termination and shall do so by the stated period, or, if no period is stated, by two years.

Section 19. Withholdings. The parties agree that all payments to be made to the Executive by the Company pursuant to this Agreement shall be subject to all applicable tax and other legally required withholdings.

Section 20. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 21. No Contra Proferentum. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive the application of any law, regulation or holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 22. Capacity. Each of the parties warrants that he or it is legally competent to execute this Agreement and accepts full responsibility for all of his or its respective obligations and promises herein.

Section 23. Resolution of Disputes. Except as provided, herein, and in the event of any claim, cause of action, dispute or controversy arising under this Agreement or otherwise related to the parties' employment relationship, the parties shall negotiate in good faith for the purpose of resolving such dispute. In the event that the parties cannot resolve the claim, cause of action, dispute or

controversy informally within fifteen (15) days, then such claim, cause of action, dispute or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by a mandatory arbitration in Los Angeles, California or, if JAMS does not have arbitrators in Los Angeles, California, then in San Francisco, California, before one (1) arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (or, if available and preferably, the JAMS Streamlined Arbitration Rules and Procedures). Judgment on the arbitration award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Each party shall bear its own costs in the arbitration and shall share equally the costs of the arbitration itself. Notwithstanding the foregoing, and without undermining the agreement to arbitrate on any other claim, cause of action, dispute or controversy, the Company shall at all times have and retain the exclusive and unilateral right to seek immediate temporary and preliminary injunctive relief in a court of law in the event of a violation or alleged violation by the Executive of Sections 4, 5 or 6 of this Agreement AND TO DO SO WITHOUT ANY ARBITRATION OR ANY OBSERVANCE OF THIS SECTION 23. In the event such judicial relief is granted, such relief shall remain binding on the parties pending the outcome of arbitration.

Section 24. THE COMPANY AND EXECUTIVE ACKNOWLEDGE THAT EACH HAD THE OPPORTUNITY TO CONSULT WITH LEGAL AND FINANCIAL COUNSEL CONCERNING THEIR RESPECTIVE RIGHTS AND OBLIGATIONS ARISING UNDER THIS AGREEMENT, THAT EACH HAS READ AND UNDERSTANDS THIS AGREEMENT, AND THAT EACH PARTY ENTERS VOLUNATRILY AND KNOWINGLY INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the

undermining the agreement to arbitrate on any other claim, cause of action, dispute or controversy, the Company shall at all times have and retain the exclusive and unilateral right to seek immediate temporary and preliminary injunctive relief in a court of law in the event of a violation or alleged violation by the Executive of Sections 4, 5 or 6 of this Agreement AND TO DO SO WITHOUT ANY ARBITRATION OR ANY OBSERVANCE OF THIS SECTION 23. In the event such judicial relief is granted, such relief shall remain binding on the parties pending the outcome of arbitration.

Section 24. THE COMPANY AND EXECUTIVE ACKNOWLEDGE THAT EACH HAD THE OPPORTUNITY TO CONSULT WITH LEGAL AND FINANCIAL COUNSEL CONCERNING THEIR RESPECTIVE RIGHTS AND OBLIGATIONS ARISING UNDER THIS AGREEMENT, THAT EACH HAS READ AND UNDERSTANDS THIS AGREEMENT, AND THAT EACH PARTY ENTERS VOLUNATRILY AND KNOWINGLY INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

EXECUTIVE: Philip Edward Day

Signature: ______________________ 10/2/2009

TWO ELEVEN DISTRIBUTION, L.C., A CALIFORNIA LIMITED LIABILITY COMPANY

By: ______________________

Name/Title: C. Leatt, CEO